Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Transphorm, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share – reserved for issuance pursuant to the Registrant’s 2020 Equity Incentive Plan	Other(2)	4,695,564 (2	$4.83(3)	$22,679,574.12	0.0000927	$2,102.40
Total Offering Amounts					$22,679,574.12		$2,102.40
Total Fee Offsets							—
Net Fee Due							$2,102.40
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents automatic annual increases of 2,026,599 shares on April 1, 2021 and 2,668,965 shares on April 1, 2022 to the number of shares of common stock reserved for issuance pursuant to future awards under the 2020 Plan, which increases are provided for in the 2020 Plan.

(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $4.83 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 27, 2022.